Hudson's Grill International, Inc.	For Immediate Release
16970 Dallas Parkway	Contact: Robert Fischer
Suite 402	Telephone: 214-361-7301
Dallas, Texas 75248-1928	e-mail: getinfo@hudsonsgrill.com

Hudson's Grill Announces a Franchise Agreement

With Creekside Trail, Inc.

Monday, October 20, 2004

Dallas, TX - Hudson's Grill International, Inc., based in Dallas, Texas, announced today that it had signed a franchise agreement with Creekside Trail, Inc, a Wisconsin corporation doing business as Hudson's Classic Grill De Pere. Peter Palm is the principal behind Creekside Trail, Inc, which is currently scheduled to open a new Hudson's Grill restaurant during the first quarter of 2005. The restaurant will be in a free standing building located at 1632 Mid Valley Road, De Pere, Wisconsin.

As part of the signing of the franchise agreement, Hudson's Grill International received a net amount of $35,000.

Mr. Palm has 15 years of restaurant experience, and this will be his sixth restaurant to own and manage. He is a resident of Ironwood, Michigan.

Hudson's Grill International is a public company; the company's class A common shares are currently being quoted and traded over the counter on the bulletin board under the NASD symbol HGIIA.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995.

"This press release may contain forward looking statements relating to future events or future financial performance that involve risks and uncertainties. Such statements can be identified by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or comparable terms. These statement are only predictions and actual results could differ materially from those anticipated in these statements based upon a number of factors including those identified in the Company's filings with the SEC."